Exhibit 99.4

AGREEMENT FOR CONSULTING SERVICES

AGREEMENT made and entered into as of this 16th of May 2011 (the "Agreement"), by and between Medical Care Technologies Inc. (the “Company”) located at Room 815, No. 2 Building Beixiaojie, Dongzhimen Nei, Beijing 10009 and Nicola Suppa (“the Consultant”), located at 1035 Country Club Dive, Suite 206, Margate FL 33063.

RECITALS

WHEREAS, the Consultant has experience in corporate and management consulting services such as providing business advice, product marketing services and; the Company believes such experience is in its best interest to utilize and;

WHEREAS, the Company formally desires to engage Consultant to provide such services in accordance with the terms and conditions hereinafter set forth;

Now, therefore, the Company and Consultant agree as follows:

1. ENGAGEMENT. The Company agrees to engage Consultant and Consultant agrees to provide business advice, management, and product development and marketing services to the Company

2. TERM. The term of this Agreement shall commence on the date common stock share compensation is delivered to Consultant as per Section 4 hereof and shall continue for a period of 30 days thereafter, unless extended by either party in writing.

3. SERVICES. Consultant shall render advice and assistance to the Company on business related matters (the "Services") and in connection therewith shall:

(a) Attend meetings of the Company's Board of Directors or Executive Committee (s) when so requested by the Company;

(b) Attend meetings at the request of the Company and review, analyze and report on proposed business opportunities;

(c) Consult with the Company concerning on-going strategic corporate planning and long-term corporate development policies, including any revision of the Company's business plan;

(d) Consult with, advise and assist the Company in identifying, studying and evaluating acquisition, joint venture, strategic alliance, re-capitalization and restructuring proposals, including the preparation of reports, outlines and studies thereon when advisable, and assist in negotiations and discussions pertaining thereto;

(e) Assist the Company in obtaining technical and advisory assistance from other professionals where necessary or advisable, including, but not limited to attorneys and accountants;

(f) Consult with, advice and assist the Company in the identification and selection of professional advisors and assist the Company in the evaluation, and/or retention thereof;

(g) Provide the Company with advice related to aforementioned activities.

At no time shall consulting services to be rendered hereunder include investor or public relations services or stock promotion services, which services are expressly excluded from services which would otherwise qualify properly for Registration S-8 common share compensation.

In connection with the Services to be rendered by Consultant, Consultant shall report to the Board of Directors and President of the Company and shall consult with those individuals on behalf of the Company in connection with its obligations set forth above. Consultant agrees to make himself available to evaluate all proposals that relate to any business undertaken by the Company, subject to the limitations of Section 5 and 7 hereof.

Anything to the contrary herein notwithstanding, it is agreed at the Consultant's Services will not include any services that constitute opinions or performance of work that is in the ordinary purview of a certified public accountant or attorney or any work that is the ordinary purview of a registered broker/dealer or in connection with or related to the offer or sale of securities of the Company in a capital raising transaction.

4. COMPENSATION.

(a)
In consideration for the Services to be rendered by the Consultant to the Company pursuant to this Agreement, Consultant agrees to accept common stock shares of the Company and the Company agrees to issue to the Consultant (at Consultant’s direction as to individual designee) non-refundable, non-accountable non-assessable compensation in the form of 7,500,000 S-8 common stock shares of the Company in total subject to the conditions of this Section 4 (the "Shares"). All the Shares shall be issued by the Company pursuant to the timely filing of a (Consultants and Advisors) S-8 Registration. The initial Shares in the amount of 3,750,000 Shares (“retainer shares) shall be due upon the acceptance of a Form S-8 filing by the U.S. Securities and Exchange Commission. Following the issuance of the retainer shares, the Company shall issue the final tranche of 3,750,000 Shares upon the delivery, in writing, by Consultant of services rendered and upon the approval by the Company of services rendered by Consultant pursuant to Section 3 (a through g) hereinabove, which services shall be described in writing and presented by Consultant to the Company before the expiration of the Term of this agreement. The Shares shall be issued to Nicola Suppa. The retainer shares and Shares shall be delivered to Consultant pursuant to instructions to be provided by Consultant to the Company.

(b)
Additionally, the Company shall cause to be issued 5,000,000 restricted common shares to the Consultant, subject to a one (1) year hold period. The restricted shares shall be issued under Rule 144 and will be fully paid for and non assessable. The Company shall provide the Consultant and the Company’s transfer agent with an opinion of counsel upon the expiration of the one (1) year holding period. The legal opinion shall have definitive language required to lift the restrictive legend.

5. BEST EFFORTS BASIS. Subject to Section 7 and the last sentence of Section 5 thereof, Consultant agrees that he will at all times faithfully and to the best of his experience, ability and talents perform all the duties that may be required of him pursuant to the terms of this Agreement. The Company specifically acknowledges and agrees, however, that the services to be rendered by Consultant shall be conducted on a "best-efforts" basis and has not, cannot and does not guarantee that his efforts will have any impact on the Company's business or that any subsequent corporate improvement will result from his efforts.

6. COMPANY'S RIGHT TO APPROVE TRANSACTION. The Company expressly retains the right to approve, in its sole discretion, each and every transaction introduced by Consultant that involves the Company as a party to any agreement. Consultant and the Company mutually agree that Consultant is not authorized to enter any agreement on behalf of the Company.

7. NON-EXCLUSIVE SERVICES. The Company understands that Consultant is currently providing certain advisory and business development services to other individuals and entities and agrees that Consultant is not prevented or barred from rendering services of the same nature or a similar nature to any other individuals or entities and acknowledges that such Services may from time to time conflict with the timing of and the rendering of Consultant's services. In addition, Consultant understands and agrees that the Company shall not be prevented or barred from retaining other persons or entities to provide services of the same or similar nature as those provided by Consultant.

8. INFORMATION REGARDING COMPANY. Consultant represents and warrants that it has received copies of the Company's financial statements and other disclosure documents (collectively, the "Disclosure Documents"). Consultant represents that it has read the Disclosure Documents and has reviewed all such information with his legal, financial and investment advisors to an extent it deemed such review necessary or appropriate. Because of the Company's financial condition and other factors, the receipt of capital stock of the Company as compensation under this Agreement involves a high degree of risk, including the risks that such stock may substantially decrease in value or have no value. The Consultant acknowledges and accepts that risk. As a result, Consultant is cognizant of the financial condition and operations of the Company, has available full information concerning its affairs and has been able to evaluate the merits and risks of being compensated in common stock of the Company. Consultant represents and warrants to the Company that it has received from the Company and has otherwise had access to all information necessary to verify the accuracy of the information in the Disclosure Documents.

9. CONSULTANT NOT AN AGENT OR EMPLOYEE. Consultant's obligations under this Agreement consist solely of the services described herein. In no event shall Consultant be considered to be acting as an employee or agent of the Company or otherwise representing or binding the Company in any transaction. For the purposes of the Agreement, Consultant is an Independent Contractor. All final decisions with respect to acts of the Company or its affiliates, whether or not made pursuant to or in reliance on information or advice furnished by Consultant hereunder, shall be those of the Company or such affiliates and Consultant shall, under no circumstances, be liable for any expenses incurred or losses suffered by the Company as a consequence of such actions. Consultant agrees that all of his work product relating to the Services to be rendered pursuant to this agreement shall become the exclusive property of the Company. The parties acknowledge that the Services provided by the Consultant hereunder are not in connection with the offering or sale of securities of the Company in a capital raising transaction, or to directly or indirectly promote a market for Company's securities.

10. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to Consultant, each such representation and warranty being deemed to be material, that:

(a) The Company will cooperate fully and timely with Consultant to enable Consultant to perform his obligations under this Agreement;

(b) The Board of Directors of the Company in accordance with applicable law has duly authorized the execution and performance of this Agreement by the Company;

(c) The performance by the Company of this Agreement will not violate any applicable court decree, law or regulation nor it will violate any provision of the organizational documents of the Company or any contractual obligation by which the Company may be bound;

(d) Because Consultant will rely upon information being supplied to it by the Company, all such information shall be true, accurate, complete and not misleading, in all material respects;

(e) The Shares, when issued, will be duly and validly issued, fully paid, and non-assessable with no personal liability to the ownership thereof;

(f) The Company will act diligently and promptly in reviewing materials submitted to it by Consultant to enhance timely distribution of such materials and will inform Consultant of any inaccuracies contained therein prior to dissemination;

(g) The services to be provided by Consultant to the Company hereunder are not in connection with or related to the offer or sale of securities of the Company in a capital raising transaction.

11. REPRESENTATIONS AND WARRANTIES OF CONSULTANT. By virtue of the execution hereof, and in order to induce the Company to enter into this Agreement, Consultant hereby represents and warrants to the Company as follows:

(a) He has full power and authority to enter into this Agreement, to enter into a consulting relationship with the Company and to otherwise perform the Services under this Agreement in the time and manner contemplated;

(b) He has the requisite skill and experience to perform the services and to carry out and fulfill his duties and obligations hereunder;

(c) The services to be provided by Consultant to the Company hereunder are not in connection with or related to the offer or sale of securities of the Company in a capital raising transaction, or to directly or indirectly promote or create a market for Company's securities.

(d) Consultant is not an affiliate of or associated with any broker-dealers or associated with any finders which are currently doing or have done business with the Company.

12. LIABILITY OF CONSULTANT. In furnishing the Company with management advice and other services as herein provided, Consultant shall not be liable to the Company or its creditors for errors of judgment or for anything except malfeasance or gross negligence in the performance of his duties or reckless disregard of the obligations and duties under the terms of this Agreement. It is further understood and agreed that Consultant may rely upon information furnished to it reasonably believed to be accurate and reliable and that, except as set forth herein in the first paragraph of this Section 12, Consultant shall not be accountable for any loss suffered by the Company by reason of the Company's action or non-action on the basis of any advice, recommendation or approval of Consultant.

The parties further acknowledge that Consultant undertakes no responsibility for the accuracy of any statements to be made by Company contained in press releases or other communications, including, but not limited to, filings with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc.

13. CONFIDENTIALITY. Until such time as the same may become publicly known, Consultant agrees that any information provided it by the Company, of a confidential nature will not be revealed or disclosed to any person or entities, except in the performance of this Agreement, and upon completion of the term of this Agreement and upon the written request of the Company, any original documentation provided by the Company will be returned to it. Consultant will, where it deems necessary, require confidentiality agreements from any associated persons where it reasonably believes they will come in contact with confidential material.

14. NOTICE. All notices, requests, demands and other communications provided for by this Agreement shall, where practical, be in writing and shall be deemed to have been given when mailed at any general or branch United States Post Office enclosed in a certified post-paid envelope and addressed to the address of the respective party first above stated. Any notice of change of address shall only be effective however, when received.

15. SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon the Company, its successors, and assigns, including, without limitation, any corporation which may acquire all or substantially all of the Company's assets and business or into which the Company may be consolidated or merged and Consultant and his heirs and administrators.

Consultant agrees that it will not sell, assign, transfer, convey, pledge or encumber this Agreement or his right, title or interest herein, without the prior written consent of the Company, this Agreement being intended to secure the personal services of Consultant.

16. TERMINATION. Consultant agrees that the Company may terminate this Agreement at any time provided the Company delivers written notice of termination to Consultant via email, facsimile, mail, or courier. Any notice of termination shall only be effective however, when received by Consultant.

The Company agrees that the Consultant may terminate this Agreement at any time provided Consultant delivers written notice of termination to the Company via email, facsimile, mail, or courier. Any notice of termination shall only be effective however, when received by the Company.

17. APPLICABLE LAW. This Agreement shall be deemed to be a contract made under the laws of the State of Florida, and for all purposes shall be construed in accordance with the laws of said state.

The Company;

(i) Agrees that any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted exclusively in Florida State District Court, County of Broward, or in the United States District Court for the State of Florida,

(ii) Waives any objection which the Company may have now or hereafter to the venue of any such suit, action, or proceeding, and

(iii) Gives irrevocable consent to the jurisdiction of the Florida State District Court, County of Broward, and the United States District Court for the Sate of Florida in any such suit, action or proceeding.

18. OTHER AGREEMENTS. This Agreement supersedes all prior understandings and agreements between the parties. This Agreement may not be amended orally, but only in writing signed by the parties hereto.

19. NON-WAIVER. No delay or failure by either party in exercising any right under this Agreement, and no partial or single exercise of that right shall constitute a waiver of that or any other right.

20. HEADING. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

21. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

22. CONTRACT ACCEPTANCE. This agreement shall become null and void if not accepted by the Company no later than, 5 P.M. EST May 16, 2011.

SIGNATURE PAGE

In Witness hereof, the parties hereto have executed this Agreement the day and year first above written.

Agreed to and Accepted by:

Medical Care Technologies, Inc.

  /s/ Ning C. Wu
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Ning C. Wu, President

Nicola Suppa

 /s/ Nicola Suppa
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Nicola Suppa, Consultant